                              Exhibit 10.2

                      PRODUCT DEVELOPMENT AGREEMENT


This agreement (the "Agreement") is entered into as of June ___, 1998 by and between UTMC MICROELECTRONIC SYSTEMS INC., a Delaware corporation, with offices located at 4350 Centennial Boulevard, Colorado Springs, CO 80907 ("UTMC") and BRAINTECH, INC. a Nevada corporation, with offices located at 102-930 West 1st Street, North Vancouver, British Columbia, Canada V7P 3N4 ("BrainTech") (BrainTech together with UTMC being, collectively, the "Parties" and each, individually, a "Party").

1.   PURPOSE

Each of BrainTech and UTMC possesses proprietary information, technologies and capabilities that together are anticipated to permit the development of products for the commercial vision systems market. This Product Development Agreement sets out the agreement of the Parties with respect to the development, manufacture, marketing, distribution and sale of the initial product, being an image processing accelerator card (the "IMPAC Product") for use in vision systems.

2.   JOINT DEVELOPMENT

The Parties agree to endeavour to jointly develop the IMPAC Product in accordance with the terms of this Agreement. The IMPAC Product shall be developed by the Parties in accordance with the Statement of Work ("SOW") attached hereto as Schedule A and each of the Parties agrees to use all commercially reasonable efforts to perform their respective tasks described in the SOW diligently, carefully and in a timely and workmanlike manner. No amendment or modification to the SOW shall be effective or binding unless such amendment or modification is recorded in writing and signed by the authorised representatives of each Party. The Parties shall reduce to writing a description of the technical specifications of the IMPAC Product as soon as it is reasonably practical to do so, but in any event not later than the time of delivery of the prototypes pursuant to Section 2 of the SOW.

3.   COMMUNICATIONS

Each of the Parties will make reasonable efforts to consult with the other Party and to keep the other Party informed during its development efforts under this Agreement and will provide the other Party with copies of all documents relating to such efforts as are reasonably requested by the other Party and which documents will be subject to the provisions of Section 8 of this Agreement.

4.   PERIOD OF PERFORMANCE

The term of this Agreement shall be as described in the IMPAC PC-Board & Support S/W Development Schedule set out in the SOW. The Parties recognize the need for flexibility in developing new products such as the IMPAC Product. Consequently, the Parties agree to evaluate progress and modify the schedule contained in the SOW as is reasonably necessary from time to time. Notwithstanding the foregoing provisions of this Section 4, neither party shall have any obligation hereunder upon the expiration of twelve (12) months from the date of this Agreement, except only pursuant to the provisions of Section 8, which shall remain in effect.

5.   FUNDING AND PAYMENTS

Each Party shall bear the labour and other internal costs of performing their respective obligations under this Agreement. Further, each Party shall bear all out of pocket expenses incurred by it in connection with the development of the IMPAC Product pursuant to this Agreement including, but not limited to, the purchase of layout boards, third party software licenses and components. The maximum amount of all labour and other internal costs and all out of pocket expenses that each Party is obliged to incur shall be the sum of (U.S.) $500,000.

6.   OWNERSHIP OF IMPAC PRODUCT AND OTHER INTELLECTUAL PROPERTY

(a) The Parties agree that rights to the Intellectual Property created by either Party in performing its requirements set out in the SOW in respect of the IMPAC Product shall be owned jointly and equally by BrainTech and UTMC as set out in this Section 6. From time to time, at the request of either Party, the Parties shall identify in writing the Intellectual Property created by each Party in performing its requirements set out in the SOW in sufficient detail to accurately describe such Intellectual Property and shall insert such written description on Schedule B attached to this Agreement. At the time of insertion of such written description on Schedule B such Intellectual Property shall thereupon be owned jointly and equally by BrainTech and UTMC (the "Jointly Owned Intellectual Property"), and the Parties shall execute all such assignments as necessary in order to evidence and/or document the same.

(b) For purposes of this Agreement, "Intellectual Property" means all patents, patent applications, patent rights, copyright registrations, copyrights, trade secrets, know-how, mask works, discoveries, research data, inventions, manufacturing methods, industrial designs, processes, technology, technical information, and any rights under license to any of the foregoing, whether or not subject to statutory registration or protection and whether protected, created, or arising under the laws of the United States or Canada or any state or province thereof or under the laws of any other jurisdiction.

(c) In the event the Parties identify any other Intellectual Property in respect of any products, inventions or processes in addition to the IMPAC Product which they desire to jointly develop, they shall denominate the same in writing as Jointly Owned Intellectual Property and such Jointly Owned Intellectual Property will, unless otherwise agreed in writing, be owned jointly and equally by the Parties, and the Parties shall execute all such assignments as necessary in order to evidence and/or document the same.

(d) Each Party agrees, at the request of the other Party, to meet and discuss the identification of Jointly Owned Intellectual Property in addition to the Intellectual Property created pursuant to the SOW in respect of the IMPAC Product, to establish procedures for identification and protection of the same, and to take such reasonable actions as may be required to preserve and protect such Jointly Owned Intellectual Property for the benefit of both Parties.

(e) The Parties agree to take such actions as are necessary with each Party's respective employees to secure ownership of any and all Jointly Owned Intellectual Property. Each Party will cooperate with the other Party in the prosecution of patents, copyright registrations, and all other registrations or other forms of legal protection for the Jointly Owned Intellectual Property, and in protecting the same in order to maintain trade secret protection for such property. The Parties shall share equally the expenses associated with filings for patents, copyright registrations or any other form of intellectual property protection.

(f) During the term of this Agreement and during the term of the Manufacturing and Sales Agreement entered into between the Parties as of the date of this Agreement in respect of the exploitation of the IMPAC Product (the "Manufacturing and Sales Agreement") each Party agrees to recognize and respect the Intellectual Property of the other. It is understood and agreed by the Parties that, except as expressly set out in this Agreement or in the Manufacturing and Sales Agreement, neither Party is granted any license or other right whatsoever to use any Intellectual Property or any other proprietary information, technologies or capabilities of the other, whether for development, manufacture, distribution or sale of the IMPAC Product or otherwise. For greater certainty, and without limitation of the foregoing:

     (i) it is understood and agreed by UTMC that, except as set out in Section 4.3(b) of the Manufacturing and Sales Agreement, no right is granted by BrainTech to UTMC to use, for any purpose, any of the Intellectual Property of BrainTech described in Part I of Schedule C hereto and any improvements or other modifications thereto (the "BrainTech Technology"), nor will any improvements or other modifications to the BrainTech Technology made pursuant to the SOW or otherwise (including, without limitation, any improvements or other modifications made to the BrainTech Odysee Development Studio as described in item 4(a)(x) of the SOW and any improvements or other modifications to the Vision Recognition System made in connection with the preparation of that system as described in item 4(a)(xi) of the SOW, and any applications built with the Odysee Development Studio) comprise any part of the IMPAC Product or of any Jointly Owned Intellectual Property; and

     (ii) it is understood and agreed by BrainTech that, except as set out in
          Section 4.1 of the Manufacturing and Sales Agreement, no right is granted by UTMC to BrainTech to use, for any purpose, any of the Intellectual Property of UTMC described in Part 2 of Schedule C hereto and any improvements or other modifications thereto (the "UTMC Technology"), nor will the UTMC Technology or any improvements or other modifications to the UTMC Technology made pursuant to the SOW or otherwise (and in particular, any improvements or other modifications made to the UTMC CAM) comprise any part of the IMPAC Product or any Jointly Owned Intellectual Property.

(g) Each Party represents to the other that the activities to be carried on by it pursuant to the SOW and the resulting Jointly Owned Intellectual Property created by such activities will not, to the knowledge of such Party (upon completion of reasonable due diligence investigations in respect thereof) infringe upon nor violate any patent, copyright, trade secret, industrial design or any other proprietary right of any person not a party to this Agreement.

7.   MANUFACTURE AND SALE OF THE IMPAC PRODUCT

The Parties agree that, following the successful development of the IMPAC Product, the IMPAC Product shall be manufactured, marketed, distributed and sold pursuant to the terms of the Manufacturing and Sales Agreement. Except as otherwise provided in this Agreement or in the Manufacturing and Sales Agreement, neither Party may manufacture, market, distribute, sell or otherwise exploit the IMPAC Product or any Jointly Owned Intellectual Property other than pursuant to the Manufacturing and Sales Agreement or as otherwise agreed to in writing by both Parties.

8.   CONFIDENTIALITY

(a) Neither Party may disclose Confidential Information received from any other Party without the prior written consent of the disclosing Party and then only to the extent specified in such consent. Both Parties shall maintain the confidentiality of the Confidential Information received from the other Party with the same degree of care it uses to protect its own confidential and proprietary information of like importance, but in no event less than a reasonable degree of care. Each Party shall limit access to the Confidential Information received hereunder to those employees and independent contractors who have a business need for such access and have entered into appropriate confidentiality agreements or if they have enforceable professional obligations to maintain the confidentiality of the applicable information. Confidential Information may only be copied and disseminated within a receiving Party's own organization on a need to know basis. Confidential Information maybe used only for the purposes outlined in this agreement.

(b) "Confidential Information" shall consist of any written, audible, visual or oral information or physical items disclosed by a Party that is either
(i) marked with a restrictive legend or (ii) identified as confidential or proprietary at the time of disclosure and is confirmed in writing by the disclosing Party as such within fifteen (15) days after its disclosure, provided that any proprietary software disclosed hereunder (including all written materials provided in connection with such software) shall be deemed to be "Confidential Information" until the commercial release thereof, whether or not such software is legended or otherwise identified as confidential.

(c)  The restrictions on disclosure of Confidential Information described in
Section 8(a) above shall not extend to any item of information which (i) is publicly known at the time of its disclosure, (ii) is lawfully received from a third party not bound in a confidential relationship to the other Party,
(iii) is published or otherwise made known to the public by the disclosing Party, or (iv) is generated independently without reference to Confidential Information received from the other Party. A Party may disclose Confidential Information to the extent required by law, provided that the Party so required must give the original disclosing Party prompt notice and shall reasonably cooperate with any effort by such disclosing Party to obtain a protective order.

(d) The Parties are independent contractors, and no Party is the employee, agent or customer of any other Party absent a separate binding written agreement to that effect. Nothing contained in this agreement or any discussion between the Parties, including without limitation any disclosure of Confidential Information hereunder, will impair the rights of either Party to make, procure and market products or services, now or in the future, which may be competitive with those offered by the other Party.

(e) Each Party acknowledges that a violation of this Section 8 could cause irreparable harm to the other Party for which no adequate remedy at law exists and each Party therefore agrees that, in addition to any other remedies available, a Party shall be entitled to seek injunctive relief to enforce the nondisclosure obligations set forth in this section, without having to post a bond.

(f) Upon demand of the disclosing Party, the recipient Party shall promptly return any written Confidential Information of the other and all physical media on which Confidential Information was received, including any copies thereof, with a letter confirming that the Confidential Information has in no way been reproduced or copied or that all copies have been returned. The obligations set forth herein to hold Confidential Information disclosed by the other Party in confidence expire three (3) years after the date of disclosure thereof, provided that, with respect to an software disclosed in source code form, such obligations shall be perpetual.

9.   NO-HIRE

During the term of this Agreement, and for a period of two (2) years following the date of delivery of the prototypes pursuant to Section 2 of the SOW, neither Party shall employ or seek to employ any person who is at the time employed by the other or by its subsidiary or affiliate, or otherwise induce any such person to leave his or her employment, without the prior written consent of such person's employer.

10.  WARRANTIES AND REPRESENTATIONS OF BRAINTECH

BrainTech warrants and represents to UTMC that:

     (i) it, or its wholly-owned subsidiary Brainware Systems Inc. ("Brainware), is the owner or licensee of the BrainTech Technology;

     (ii) neither it nor Brainware has licensed the BrainTech Technology in a manner which conflicts or would conflict with the terms of this Agreement; and

     (iii) it will conduct itself in the future, and will cause Brainware to so conduct itself in the future, so as to protect and preserve, for both Parties, the Jointly Owned Intellectual Property and, for UTMC, the UTMC Technology, and UTMC's rights hereunder.

11.  WARRANTIES AND REPRESENTATIONS OF UTMC.

UTMC warrants and represents to BrainTech that:

     (i)   it is the owner of the UTMC Technology;

     (ii) it has not licensed the UTMC Technology in a manner which conflicts or would conflict with the terms of this Agreement; and

     (iii) it will conduct itself in the future so as to protect and preserve, for both Parties, the Jointly Owned Intellectual Property and, for BrainTech, the BrainTech Technology, and BrainTech's rights hereunder.

12.  NOTICES

All notices required to be provided pursuant to this Agreement shall be written and shall be delivered by personal delivery or facsimile to:

BrainTech, Inc.                    UTMC
102 - 930 West 1st Street          4350 Centennial Boulevard
North Vancouver, BC                Colorado Springs, CO 80907
Canada  V7P 3N4                    USA
Attention: The President           Attention: The President
Facsimile: (604) 980-7121          Facsimile: (719) 594-5541

Either Party may appoint another person or change the address to which notices shall be delivered by providing written notice to the other Party.

13.  RELATIONSHIP OF THE PARTIES

The relationship between the Parties established under this Agreement shall be that of independent contractors. Nothing in this Agreement shall render either Party responsible for any loss, expense, obligation, liability or debt of the other Party. Neither Party will be required to develop or introduce any product or perform any effort not expressly described in this Agreement. This Agreement does not restrict either Party from pursuing independently other business opportunities or selling its products.

14.  NON-ASSIGNABILITY

Neither this Agreement nor any obligation contained herein may be assigned to or transferred in any way by either Party without the express written consent of the other Party, provided that some or all of the obligations of BrainTech hereunder may be performed by Brainware Systems Inc., a British Columbia company and a wholly-owned subsidiary of BrainTech.

15.  GENERAL

(a) The headings contained in this Agreement are included for convenience only and are not to be used in construing or interpreting this Agreement.

(b) Whenever any event delays or threatens delay of performance under this Agreement, BrainTech and/or UTMC shall promptly give written notice of such event to each other, including all relevant information and its plan to address such delay in an expeditious manner.

(c) The failure of either Party to insist, in one or more instances, upon the performance of any of the terms, covenants or conditions of this Agreement and the failure of either to exercise any right hereunder, shall not be construed as a waiver or relinquishment of the future performance of any such term, covenant, or condition or the exercise of such right, and the obligation of the other Party with respect to such future performance shall continue in full force and effect.

(d) This Agreement is made under and shall be construed under the laws of the state of Colorado and constitutes the entire understanding of the Parties hereto with respect to the subject matter of this Agreement. This Agreement and the Manufacturing and Sales Agreement supersede all previous communications, understandings and representations between the Parties with respect to the subject matter hereof, including without limitation the letter of understanding made between the Parties dated as of April 1, 1998. This Agreement may be modified solely by a formal written amendment, executed by authorized representatives of the Parties.

(e) The failure of either Party to perform its obligations delineated in this Agreement shall constitute a default if not corrected within a reasonable period of time from receipt of written notice by the defaulting Party from the non-defaulting Party. Upon failure to cure the event of default, the defaulting Party shall license to the other Party that intellectual property necessary to complete development of the IMPAC Product. This license shall be irrevocable, exclusive (for a period of five (5) years from the completion of the IMPAC Product development), worldwide and bear a royalty at 10% of the net sales price of the IMPAC Product developed under this Agreement. Royalties shall accrue and become payable once the licensed Party recovers its costs of product development and product introduction.

(f) The Parties both covenant to abide by all applicable federal, provincial, state, local, and municipal laws and regulations ("Regulatory Requirements") governing the types of activities contemplated by this Agreement. Each Party shall indemnify and hold harmless the other for any damages, expenses, liabilities, costs and fines suffered by one Party as a result of the other Party's non-compliance with such Regulatory Requirements.

(g) In the event either Party declares there to be a claim against the other or a dispute as to the performance of the other, the provisions of Article 6 of the Manufacturing and Sales Agreement respecting dispute resolutions shall apply.

(h) Neither Party will use the other Party's name, logo or other proprietary mark without the prior written consent of the other Party.

(i) Each Party agrees that it shall take such action with its employees, officers, directors, owners, agents, customers and suppliers as are necessary to comply with the other Party's reasonable security and safety requirements while such individuals are on the other Party's premises.

(j) This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(k) Each party agrees to treat the terms of this Agreement and the Manufacturing and Sales Agreement entered into pursuant to Section 7 as Confidential Information. Any public announcement or press release regarding this Agreement or the Manufacturing and Sales Agreement shall be limited to general disclosure of the existence of the agreement, but not the terms thereof, and shall be made at a time and place, and shall contain such information, as the parties hereto may mutually agree.


IN WITNESS WHEREOF the Parties have executed this Agreement as of the date first above written.


BRAINTECH, INC.                    UTMC MICROELECTRONIC SYSTEMS INC.


/s/ OWEN JONES                     /s/ C.H. IDE
------------------------------     -----------------------------------
Name: Owen Jones                   Name: C.H. Ide
Title: President                   Title: President

                                 SCHEDULE A

                              STATEMENT OF WORK

1.   INTRODUCTION

This statement of work defines the tasks, responsibilities and schedule required of BrainTech and UTMC for the development and generation of a limited number of prototypes of an Image Processing Accelerator Card (IMPAC) for use in vision system applications. The scope of work defined in this document is limited to development and prototype generation of the IMPAC and does not include any integrated circuit development or any support activities beyond those specified. Any requests for work considered outside the scope of this SOW will only be considered as additions and may require a new statement of work. Agreement of both parties is required to modify the schedules or scope of this SOW.

2.   SCOPE

This statement of work covers BrainTech and UTMC tasks relating to the design and fabrication of the IMPAC. Description of the IMPAC design is included as Supplement 1, BrainTech Odysee System: Image Processing Accelerator Card (IMPAC). North Shore Circuit Design, dated June 26, 1998. Development of the IMPAC requires refinement of the conceptual IMPAC design, including final component selection and acquisition, board organization and engineering analysis, printed circuit board design and fabrication, pc board assembly and test/debug, acquisition of development software and development of software modules, and board and system checkout. Ten (10) IMPAC prototype boards will be produced, five each for UTMC & BrainTech. The activities listed above are shared by both parties and are defined later in this document. Development, acquisition and checkout of the BrainTron Engine (R-II) and its associated memory is not included in the scope of this SOW. The pc board will include footprints for the BrainTron Engine and its associated memory, which may be inserted at a later date. As defined in the Product Development Agreement, both parties shall bear the cost of their own out-of-pocket expenses incurred in performance of this SOW.

3.   GENERAL RESPONSIBILITIES - BRAINTECH AND UTMC

Several of the activities to be performed are identified to a single party. However, some activities are jointly shared or may be treated somewhat differently and are not identified to a single party. The following definition and general responsibility description is included to define the activities of each party.

Page 2 of Supplement 1 (IMPAC design description) defines the IMPAC block diagram. It is composed of the major components and their conceptual placement on the pc board. For purposes of definition in this SOW the IMPAC block diagram on page 2 is annotated to define four logical blocks: the Microprocessor block, the CAM engine block, the BrainTron block and the Interface block.

All blocks are timing sensitive. The Microprocessor and the BrainTron blocks are best understood by BrainTech and will in general be handled by BrainTech. Detailed directions on pc-board component placement and trace placement will be provided for this section of the IMPAC by BrainTech to UTMC. The CAM engine and the Interface blocks are best understood by UTMC and will in general be handled by UTMC. CAM engine memory requirements, etc. will be determined by UTMC.

BrainTech and UTMC will mutually agree on a Power PC software development environment which both will purchase. Each will develop Power PC applications software using the software development environment as outlined below. Each will develop host software (pc-based) as outlined below.

4.   DELIVERABLES - BRAINTECH & UTMC

(a)  BrainTech will:

     (i)    complete engineering analysis of the design (including all blocks)
     (ii)   provide parts lists
     (iii)  provide schematic diagrams
     (iv)   provide termination, test point, and pc board layout information
     (v)    provide program files for programmable components
     (vi)   develop host IMPAC interface software
     (vii)  acquire Power PC development software
     (viii) develop IMPAC Power PC applications software
     (ix)   perform board and system checkout of the completed IMPAC boards
     (x) modify BrainTech Odysee Development Studio to operate with the IMPAC (utilizing the CAM engine)
     (xi) prepare BrainTech's Video Recognition System to operate with the IMPAC (utilizing the CAM engine)
     (xii)  attend the architectural review (AR), the preliminary design review
            (PDR), the critical design review (CDR) and the Odysee IMPAC demonstration

(b)  UTMC will:

     (i) complete engineering analysis and component selection for the CAM engine memory requirements
     (ii)   design and fabricate the pc board
     (iii)  acquire all components
     (iv)   program the programmable components
     (v)    assemble the pc boards
     (vi)   develop host CAM engine test software
     (vii)  develop host CAM interface software

     (viii) acquire Power PC development software
     (ix)   develop CAM engine Power PC applications software (if required)
     (x) develop test software for the CAM engine block, and perform testing of the CAM portion of the pc board
     (xi) assist BrainTech as required in preparing the Odysee/IMPAC demonstration
     (xii)  host the architectural review (AR), the preliminary design review
            (PDR), the critical design review (CDR) and the Odysee IMPAC demonstration

Both parties will cross-check each other's information at various points during the design process. An architectural review (AR) will be held within a month of project start. A preliminary design review (PDR) will be held before pc board layout. A critical design review (CDR) will be held before pc board fabrication, programming of programmable components and pc board assembly.
After board and system checkout and debug, a demonstration of Odysee/IMPAC in a vision system application will be held. All reviews and the Odysee/IMPAC demonstration are shown in the attached schedule. Reasonable support will be provided by each party to the other during the debug and checkout activities.
It is expected that limited modifications (jumper wires, etc.) may be required to correct minor pc board anomalies.

5.   SCHEDULE

A schedule is attached outlining the major activities. The schedule is constructed based on tasks and task durations as discussed at the UTMC - BrainTech May 21, 1998 meeting. Task ownership is shown in the "Owner" column, and is denoted as UTMC, BTECH, or BOTH.

                                   SCHEDULE B

Following is a description of all Jointly Owned Intellectual Property:

                                   SCHEDULE C


PART 1

The "BrainTech Technology" includes, without limitation, the Odysee Development Studio, being an open object-oriented system incorporating software that allows for the rapid design, construction and testing of sensor independent PC-based vision systems applications capable of acquiring, digitizing, pre-processing and classifying real world items, all as the same may be enhanced, amended, modified, or improved from time to time.






PART 2

The "UTMC Technology" includes, without limitation:

(1) the UTCAM-Engine integrated circuit, being a dynamically configurable content addressable memory engine which allows rapid access to large lookup tables via associative keys rather than physical addresses. This includes the ability to access exact or close matches at speeds which can not be achieved with PC-based software implementations; and

(2) any other integrated circuits now or hereafter built using the UTCAM-Engine core technology.


                                     -10-